Exhibit 99.1
Semiconductor Industry Veteran Alden Chauvin Joins Leadis Technology’s Board of Directors
SUNNYVALE, Calif. (March 27, 2007) Leadis Technology, Inc. (Nasdaq: LDIS), an analog and mixed-signal semiconductor developer of color display drivers, LED drivers, and audio ICs for mobile and consumer electronics devices, today announced that semiconductor industry veteran Alden Chauvin had been elected to its Board of Directors, effectively immediately. With Mr. Chauvin’s election, the Leadis board now consists of eight directors, including six independent directors.
Mr. Chauvin is a recently retired executive with over 30 years of experience in the semiconductor industry, primarily in sales and marketing functions. Prior to his retirement, Mr. Chauvin served as the Vice President, Worldwide Sales for Intersil Corporation, following Intersil’s acquisition of Elantec Semiconductor, Inc. in May 2002. Prior to that time, Mr. Chauvin was Vice President of Worldwide Sales for Elantec from March 1999 to May 2002. From June 1986 to June 1997, Mr. Chauvin served as VP North America and later VP Worldwide Sales at Sierra Semiconductor Corp. Mr. Chauvin started his career at Texas Instruments, Inc. in various engineering, operations, marketing, and sales management roles from 1969 to 1986. Mr. Chauvin received a BS degree in Industrial Technology from Louisiana State University.
“Leadis is being repositioned beyond display controllers to provide ‘Sight, Sound and Touch’ solutions,” said Antonio Alvarez, Leadis Technology’s President and Chief Executive Officer. “This shift in product direction enables us to leverage our analog and mixed-signal skills while providing our customers with a more complete set of product solutions. As a consequence of this repositioning, the Board of Directors felt that it was important to supplement the Board with analog experts that can provide support and guidance to accelerate the Company’s transition to a focused provider of mobile and consumer analog products. The addition of Mr. Chauvin, a seasoned analog sales and marketing executive, represents a key addition to what is already a strong Board of Directors. We’re extremely excited to have Mr. Chauvin on our team and I look forward to working with him.”
About Leadis Technology, Inc.
Leadis Technology, Inc., headquartered in Sunnyvale, California, designs, develops and markets analog and mixed-signal semiconductors that enable and enhance the features and capabilities of mobile and consumer electronics devices. Leadis’ product offerings include color display drivers, which are critical components of displays used in mobile consumer electronic devices; LED drivers, which provide controlled levels of current required to drive light emitting diodes in diverse applications including mobile backlight units; and audio CODEC and FM transmitter ICs, which are integral components in mobile media players and their associated aftermarket accessories. Leadis currently supplies display drivers supporting the major small panel display technologies, including a-Si and LTPS TFT LCD’s, color STN LCD’s, and color OLED displays, and LED drivers supporting mobile backlighting applications.

Contact Information:
Investor Relations
Leadis Technology, Inc.
Phone: (408) 331-8616
Email: ir@Leadis.com
Cautionary Language
This press release contains forward-looking statements regarding Leadis Technology’s business, products and Board of Directors. The forward-looking statements are subject to risks and uncertainties that could affect the success of Leadis’ business, Leadis’ ability to successfully expand its business beyond display controllers, Leadis’ ability to develop and market new products, and the effectiveness of its Board of Directors. The risks and uncertainties include the risk factors described in the Leadis’ reports filed with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2006, which is available at www.leadis.com. Leadis disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of new information becoming available or to reflect events or circumstances after the date hereof. (LDISG)